EXHIBIT 10.3

AMERICAN STANDARD ENERGY CORP.

CORPORATE GOVERNANCE
AND
NOMINATING COMMITTEE CHARTER

February 3, 2011

A. General

The Corporate Governance and Nominating Committee (“Committee”) shall be appointed by the Board of Directors (“Board”) of American Standard Energy Corp. (the “Company”). The primary function of the Committee is to

1. Assist the Board of Directors to identify and recommend qualified candidates to become members of the Board and its committees;

2. Review and recommend Board compensation; and

3. Recommend a set of corporate governance principles applicable to the Company, which would include Board function, committee structure and a code of business conduct to deal with matters such as ethical conduct of the business and prohibition of conflicts of interest within the Company.

B. Members

The Board will appoint a Committee of at least three (3) members and designate one (1) member as chairperson. Each member of the Committee shall be a member of the Board and meet the independence standards required by the Board and applicable laws, regulations and listing requirements. The Board may remove any member from the Committee at any time with or without cause.

C. Duties and Responsibilities

The Committee shall:

Director Selection

1. Review, approve and recommend for Board consideration director candidates based on the Director Selection Guidelines outlined in Exhibit A to this Charter, and advise the Board with regard to nomination or election of director candidates.

2. Periodically review, approve and recommend to the Board appropriate revisions to the Director Selection Guidelines outlined in Exhibit A to this Charter.

3. Determine procedures for the review, approval and recommendation of director candidates, as appropriate.

Board and Board Performance

4. Periodically review and recommend to the Board the appropriate size of the Board.

5. Periodically review appropriateness of any restrictions on Board service, such as term limits and retirement policy.

6. Recommend to Board standards regarding Company's definition of “independence” as such term relates to directors (taking into account, among other things, Nasdaq requirements, or those of other applicable trading exchange or quotations system, and any other laws and regulations applicable to the Company).

7. Establish performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation.

8. Establish, coordinate and review with Chairperson of Board criteria and method for evaluating the effectiveness of the Board.

D. Meetings

The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but not less than quarterly, either in person or telephonically or as deemed reasonable by the Committee. The Committee may request any officer or employee of the Company or the Company’s outside auditors or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall maintain minutes or other records of the Committee’s meetings.

E. Minutes

Minutes of each meeting shall be prepared by the Committee Chairperson or by his/her designee and sent to Committee members. Following an initial review by the Committee members, the Committee will provide the minutes to the Board. The Secretary of the Company shall archive the approved minutes. The Committee will also report to the Board on any significant matters arising from the Committee’s work.

F. Outside Advisors

The Committee shall have the authority to retain such outside experts or advisors as it determines appropriate to assist in the full performance of its functions.

G. Investigations

The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

EXHIBIT A

AMERICAN STANDARD ENERGY CORP.
Director Selection Guidelines

The Charter of the Nomination Committee (the “Committee") of the Board requires the Committee to develop and periodically review and recommend to the Board appropriate revisions to these Director Selection Guidelines. The following guidelines have been adopted by the Board upon the recommendation of the Committee.

Director Qualifications

When considering potential director candidates for nomination or election, directors should consider the following qualifications, among others, of each director candidate:

1. High standard of personal and professional ethics, integrity and values;
2. Training, experience and ability at making and overseeing policy in business, government and/or education sectors;
3. Willingness and ability to keep an open mind when considering matters affecting interests of the Company and its constituents;
4. Willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;
5. Willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company's business affairs;
6. Willingness not to engage in activities or interests that may create a conflict of interest with a director's responsibilities and duties to the Company and its constituents; and
7. Willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performances.

Board Composition Selection Criteria

The Board believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition should be considered when determining Board needs and evaluating director candidates to fill such needs:

1. Independence;
2. Diversity (e.g., age, geography, professional, other);
3. Professional experience;
4. Industry knowledge (e.g., relevant industry or trade association participation);
5. Skills and expertise (e.g., accounting or financial);
6. Leadership qualities;
7. Public company board and committee experience;
8. Non-business-related activities and experience (e.g., academic, civic, public interest);
9. Board continuity (including succession planning);
10. Board size;
11. Number and type of committees, and committee sizes; and
12. Legal and other applicable requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Selection Procedures

Potential director candidates should be referred to the Chairperson of the Committee for consideration by the Committee and possible recommendation to the Board. The Committee shall maintain a list of director candidates to consider and propose to the Board, as required. If necessary or desirable in the opinion of the Committee, the Committee will determine appropriate means for seeking additional director candidates, including engagement of any outside consultant to assist the Committee in the identification of director candidates.

The Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Committee, c/o the Corporate Secretary, providing the candidate's name, biographical data and other relevant information. The Committee shall decide on the appropriate means for the review and approval of individual director candidates, including current directors, and the recommendation of director candidates to the Board. In the event of a vacancy on the Board, the Chairperson of the Committee shall initiate the effort to identify appropriate director candidates.